Exhibit 99.1

DOLLAR TREE REPORTS FIRST-QUARTER SALES OF $1.051 BILLION
COMPARABLE-STORE SALES INCREASE OF 2.1%

CHESAPEAKE, Va. – May 8, 2008 – Dollar Tree, Inc. (NASDAQ: DLTR), the nation’s largest $1.00 discount variety store chain, reported total sales for its fiscal first quarter of 2008 were $1.051 billion, a 7.8% increase compared to $975.0 million in last year’s fiscal first quarter. Comparable-store sales for the quarter increased 2.1%.

“Sales were strong throughout the quarter and exceeded guidance,” President and CEO Bob Sasser said.  “Dollar Tree is relevant for these challenging times. When customers are pressured by rising prices, they know that we have the things they need and want for just $1, everyday.”

 Sales for the quarter were driven by Food, Health and Beauty Care, and Party Supplies.  Both traffic and average ticket increased for the quarter.

The Company will provide more detailed information about its first quarter 2008 operating results and provide guidance for the second quarter and the balance of fiscal 2008 during its upcoming earnings conference call scheduled for Wednesday, May 28, 2008, 9:00 a.m. EDT.  The telephone number for the call is 888-278-8459.  A recorded version of the call will be available until midnight Wednesday, June 4, and may be accessed by dialing 888-203-1112 and the access code is 9874962. International callers may dial 719-457-0820 and the access code is 9874962.  A webcast of the call will be accessible through Dollar Tree’s website, www.DollarTree.com/medialist.cfm.

Dollar Tree operated 3,474 stores in 48 states as of May 3, 2008, compared to a total of 3,280 stores in 48 states a year ago.  During the first fiscal quarter of 2008, the Company opened 83 stores, closed 20 stores and expanded or relocated 24 stores. The Company’s retail selling square footage totaled approximately 29.1 million at May 3, 2008, a 7.8% increase compared to a year ago.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  Our press release may contain "forward -looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward - looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed April 1, 2008.  We are not obligated to release publicly any revisions to any forward - looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:                  Dollar Tree, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com